Exhibit 10.2
Eli Lilly and Company
Shareholder Value Award
This Shareholder Award has been granted for the period of January 1, 200[  ] through December 31, 200[  ] by Eli Lilly and Company, an Indiana corporation with its principal offices in Indianapolis, Indiana (Lilly), to [Grantee]
Performance Levels

No
	Payout	Level 1		Level 2		Level 3		Level 4		Level 5		Level 6
Stock Price		$	[ ]	$	[ ]	$	[ ]	$	[ ]	$	[ ]
	<$[ ]		—		—		–		–		–	<$[ ]
		$	[ ]	$	[ ]	$	[ ]	$	[ ]	$	[ ]
% of Target	0%		40%		60%		80%		100%		120%	140%

Eli Lilly and Company Shareholder Value Award

A.	Recitals

Under the 2002 LILLY STOCK PLAN (“2002 Plan”), the Compensation Committee (“Committee”) has determined the form of this Shareholder Value Award and selected the Grantee, an Eligible Employee of the Company, to receive a Shareholder Value Award for the Award Period January 1, 200[ ], through December 31, 200[ ]. The applicable terms of the 2002 Plan are incorporated in this Shareholder Value Award by reference, including the definitions of terms contained in the 2002 Plan. This award is granted under Section 6 of the 2002 Plan, “Performance Awards”, and shall be considered a form of Performance Award for purposes of interpretation and administration of the award under the 2002 Plan.

B.	Shareholder Value Award

Lilly grants to the Grantee the right to acquire Lilly Stock by issuance or transfer to the Grantee of the Performance Shares to which he or she is entitled under this Shareholder Value Award upon the terms and conditions following:
  Section 1. Statement of Award Period
     The Award Period shall begin January 1, 200[  ] and end December 31, 200[  ].
  Section 2. Number of Shares
The number of Performance Shares for the Award Period shall be determined by the Performance Share value as approved by the Grantee’s supervisor and a FAS123(R) accepted financial model. Target shares are set at Level 4. The remaining columns of the table on the first page of this Shareholder Value Award are multiples of the target shares as set forth in the % Target row and correspond to the applicable stock price, subject to adjustment as provided below in this Section or in Section 8. Grantees may view their Shareholder Value Award by logging on to the Merrill Lynch website at http://benefits.ml.com after March 31 of each grant year.
The number of Performance Shares for the Award Period and the final stock price as defined below in Section 3 will be adjusted by the Committee under Section 4(b) of the 2002 Plan upon the occurrence, prior to the effective date of the issuance or transfer of shares for payment, of any subdivision or combination of shares of Lilly Stock, or a stock dividend, capital reorganization, recapitalization, or consolidation or merger with Lilly as the surviving corporation, or if additional shares or new or different shares or other securities of Lilly or any other issuer are distributed with respect to the shares of Lilly Stock through a spin-off, exchange offer, or other extraordinary distribution occurring prior to the effective date of the issuance or transfer of shares for payment. A fractional share resulting from such adjustment shall in the discretion of the Committee either be paid in cash or rounded.

  Section 3. Computation of Final Stock Price
The Final Stock Price shall be computed in accordance with the following procedures:
a.	The closing price for Lilly Stock on the New York Stock Exchange for each trading day during the last two calendar months of the Award Period will be collected and recorded.

b.	The stock price used to determine the payout level will be the average of the closing stock prices collected in subsection (a) above rounded to the nearest cent.
  Section 4. Determination and Announcement of Award
After the Final Stock Price for the Award Period is announced, the Final Stock Price and the resulting number of Performance Shares for Grantee (determined in accordance with Sections 2 and 8), together with the Committee’s election between cash and shares of Lilly Stock under Section 5, shall be communicated to Grantee.
  Section 5. Committee Election to Pay Cash
At any time prior to award payout, the Committee may, if it so elects, determine to pay part or all of any Shareholder Value Award in cash in lieu of issuing or transferring Performance Shares. The amount of cash shall be based upon the fair market value of Lilly Stock on a valuation date to be determined by the Committee.
  Section 6. Issuance or Transfer of Performance Shares and Payment of Cash Award
Subject to the condition relating to withholding taxes stated in Section 12, Lilly shall issue or transfer to the Grantee any Performance Shares to be issued or transferred under Section 5 and pay to the Grantee any cash determined to be payable under that section not later than the sixtieth day after the expiration of the Award Period stated in Section 1. Grantee shall have no rights as a shareholder of Lilly with respect to the shares of Lilly Stock until the shares are issued or transferred on the books of Lilly.
  Section 7. Consideration for Continued Employment Requirement
This Shareholder Value Award is made in consideration of services rendered by the Grantee to the Company during the entire Award Period. If the status of the Grantee as an Eligible Employee, as defined in the 2002 Plan, terminates before the end of the Award Period except as outlined in Section 8 (c), then all rights of the Grantee under this Shareholder Value Award shall terminate with respect to the Award Period. The Company shall incur no liability to Grantee under this Shareholder Value Award by terminating Grantee’s status as an Eligible Employee whether by action with respect to Grantee individually, either with or without cause, or by dissolution or liquidation of Lilly or merger or consolidation of Lilly with a corporation in which Lilly is not the surviving corporation, or otherwise.

  Section 8. Adjustments for Certain Employment Status Changes
The number of Performance Shares described in Section 2 is based on the assumption that the Grantee is an employee in good standing throughout the entire Award Period. Unless otherwise required by law, the number of Performance Shares shall be adjusted for changes in employment status during the Award Period as follows:
a.	Leaves of Absence. The number of Performance Shares shall be reduced proportionally for any portion of the total days in the Award Period during which the Grantee is on an approved unpaid leave of absence longer than ninety (90) days.

b.	Demotions and Disciplinary Actions. The senior most vice president of Lilly responsible for human resources may, in his or her discretion, reduce the number of Performance Shares, prorated according to time, for any portion of the Award Period during which the Grantee has been (i) demoted to a job classification below those considered by the Committee to be eligible for Shareholder Value Awards, or (ii) subject to disciplinary action by the Company. In the case of disciplinary action during the Award Period, the senior most vice president responsible for human resources may also, in his or her discretion, withhold payment of this Shareholder Value Award entirely.

c.	Retirement, death, disability or termination due to a plant closing or reduction in workforce. In the event the Grantee’s employment is terminated due to retirement as a retiree, death, disability, plant closing or reduction in workforce (as defined below), the number of Performance Shares shall be reduced proportionally for the portion of the total days during the Award Period in which the Grantee was not an active employee. A retiree is a person who is (i) a retired employee under the Lilly Retirement Plan; (ii) a retired employee under the retirement plan or program of a Lilly subsidiary; or (iii) a retired employee under a retirement program specifically approved by the Committee. Plant closing means the closing of a plant site or other corporate location that directly results in termination of employment. Reduction in workforce means the elimination of a work group, functional or business unit or other broadly applicable reduction in job positions that directly results in termination of employment. The senior most vice president over human resources of Lilly will be responsible for approving, in his or her discretion, what is classified as disability, a plant closing, or a reduction in workforce.
  Section 9. Notices, Payments and Electronic Delivery
Any notice to be given by the Grantee or Successor Grantee shall be in writing, and any notice and payment shall be deemed to have been given or made only upon receipt by the Treasurer of Lilly at Lilly Corporate Center, Indianapolis, Indiana 46285. Any notice or communication by Lilly in writing shall be deemed to have been given in the case of the Grantee if mailed or delivered to the Grantee at any address specified in writing to Lilly by the Grantee and, in the case of any Successor Grantee, at the address specified in writing to Lilly by the Successor Grantee. In addition, Lilly may, in its sole discretion, decide to deliver any documents related to the Shareholder Value Award grant or future Shareholder Value Awards that may be awarded under the 2002 Plan by electronic means or request the Grantee’s consent to participate in the 2002 Plan by electronic means. By accepting this grant of Shareholder Value Awards, the Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the 2002 Plan through an on-line or electronic system established and maintained by Lilly or another third party designated by Lilly.
  Section 10. Waiver
The waiver by Lilly of any provision of this instrument at any time or for any purpose shall not operate as a waiver of that provision or any other provision of this instrument at any subsequent time or for any other purpose.
  Section 11. Revocation or Modification
This Shareholder Value Award shall be irrevocable except that Lilly shall have the right to revoke or modify this Shareholder Value Award under Section 13(e) of the 2002 Plan.
  Section 12. Withholding Tax
Regardless of any action Lilly and/or the Grantee’s employer (the “Employer”) takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax Related Items”), the Grantee acknowledges that the ultimate liability for all Tax Related Items legally due by the Grantee is and remains the Grantee’s responsibility and that Lilly and the Employer (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the Shareholder Value Awards, including the grant of the Shareholder Value Awards, the transfer and issuance of any Performance Shares or the receipt of any cash payment and the subsequent sale of any Performance Shares acquired; and (ii) do not commit to structure the terms of the grant or any aspect of the Shareholder Value Awards to reduce or eliminate the Grantee’s liability for Tax Related Items.
Prior to the issuance of any Performance Shares or the receipt of a cash payment, the Grantee shall pay, or make adequate arrangements satisfactory to Lilly and/or the Employer to satisfy all withholding and payment on account obligations of Lilly and/or the Employer. In this regard, the Grantee authorizes Lilly and/or the Employer to withhold all applicable Tax Related Items legally payable by the Grantee from the Grantee’s wages or other cash compensation payable to the Grantee by Lilly and/or the Employer or from any cash payment received upon expiration of the Award Period in accordance with Section 6. Alternatively, or in addition, if permissible under local law, the Grantee authorizes Lilly and/or the Employer, at their discretion to (i) sell or arrange for the sale of Performance Shares to be issued upon the expiration of the Award Period to satisfy the withholding or payment on account obligation (at the Grantee’s behalf and at the Grantee’s direction pursuant to this authorization), and/or (ii) withhold in Performance Shares, provided that Lilly and/or the Employer shall withhold only the amount of Performance Shares necessary to satisfy the minimum withholding amount (or such other amount that will not trigger unfavorable accounting). The Grantee shall pay to Lilly and/or the Employer any amount of Tax Related Items that Lilly and/or the Employer may be required to withhold as a result of the Grantee’s receipt of Shareholder Value Awards, the issuance of Performance Shares upon the expiration of the Award Period or the receipt of a cash payment that cannot be satisfied by the means previously described. Lilly may refuse to deliver Performance Shares or any cash payment to the Grantee if the Grantee fails to comply with the Grantee’s obligation in connection with the Tax Related Items as described herein.

  Section 13. No Compensation Deferrals
Neither the 2002 Plan nor this instrument is intended to provide for an elective deferral of compensation that would be subject to Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Section 409A”). Lilly reserves the right, to the extent Lilly deems necessary or advisable in its sole discretion, to unilaterally amend or modify the 2002 Plan and/or this instrument to ensure that no awards (including without limitation, the Shareholder Value Awards) become subject to the requirements of Section 409A, provided however that Lilly makes no representation that the Shareholder Value Awards are not subject to Section 409A nor makes any undertaking to preclude Section 409A from applying to the Shareholder Value Awards.
  Section 14. Non-Transfer of Shareholder Value Award
No right in or under this Shareholder Value Award is transferable except by operation of law to a duly appointed guardian of the estate of Grantee or upon the death of the Grantee by will or the applicable laws of descent and distribution and then only subject to the provisions of Sections 7 and 8.
  Section 15. Severability and Section Headings
If one or more of the provisions of this instrument shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this instrument to be construed so as to foster the intent of this Shareholder Value Award and the 2002 Plan.
The section headings in this instrument are for convenience of reference only and shall not be deemed a part of, or germane to, the interpretation or construction of this instrument.
  Section 16. Determinations by Committee
Determinations by the Committee (or in the case of Section 8, the senior most vice president of Lilly responsible for human resources) pursuant to any provision of the 2002 Plan, pursuant to rules, regulations and procedures adopted by the Committee or pursuant to this instrument, including without limitation the determination of the amount and method of computation of the Stock Price, whether to make an exception to the rule of Section 7, or adjustments under Section 2 or Section 3, shall be final and binding on the Grantee and any Successor Grantee.
  Section 17. Change in Control
The provisions of Section 12(a)(iii) of the 2002 Plan apply to this Shareholder Value Award with the following modifications:
a.	The only Change in Control event that shall result in a payment under Section 12(a)(iii) of the 2002 Plan shall be consummation of a Transaction as defined in Section 12(b)(iii) of the 2002 Plan pursuant to which Lilly is not the surviving entity.

b.	Upon the consummation of such Transaction, the Grantee will be paid an amount equal to the product of (a) the Grantee’s award opportunity for the Shareholder Value Award based on the value of Lilly Stock established for the consideration to be paid to holders of Lilly Stock in the Transaction, and (b) a fraction, the numerator of which is the number of days that have elapsed since the beginning of the Award Period to the date of the consummation of the Transaction and the denominator of which is the total number of days in the Award Period. The payment will be deemed to have been made immediately prior to the consummation of the Transaction in order to allow the Performance Shares paid to be deemed outstanding and eligible to receive the consideration being paid to Lilly shareholders in the Transaction.
  Section 18. Acknowledgement of Nature of 2002 Stock Plan & Shareholder Value Award
     In accepting this Shareholder Value Award, the Grantee acknowledges that:
a.	the 2002 Plan is established voluntarily by Lilly, it is discretionary in nature and may be modified, amended, suspended or terminated by Lilly at any time, as provided in the 2002 Plan;

b.	the Shareholder Value Award is voluntary and occasional and does not create any contractual or other right to receive future Shareholder Value Awards, or benefits in lieu of Shareholder Value Awards even if Shareholder Value Awards have been awarded repeatedly in the past;

c.	all decisions with respect to future awards, if any, will be at the sole discretion of Lilly;

d.	the Grantee’s participation in the 2002 Plan is voluntary;

e.	Shareholder Value Awards are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to Lilly and are outside the scope of the Grantee’s employment contract, if any;

f.	Shareholder Value Awards are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

g.	neither the Shareholder Value Awards nor any provision of this instrument, the 2002 Plan or the policies adopted pursuant to the 2002 Plan confer upon the Grantee any right with respect to employment or continuation of current employment, and in the event that the Grantee is not an employee of Lilly or any subsidiary of Lilly, Shareholder Value Awards shall not be interpreted to form an employment contract or relationship with Lilly or any subsidiary of Lilly;

h.	the future value of the underlying Performance Shares is unknown and cannot be predicted with certainty;

i.	if the Grantee receives Performance Shares, the value of such Performance Shares acquired upon expiration of the Award Period may increase or decrease in value;

j.	no claim or entitlement to compensation or damages arises from termination of Shareholder Value Awards, and no claim or entitlement to compensation or damages shall arise from any diminution in value of the Shareholder Value Awards or Performance Shares received upon expiration of the Award Period resulting from termination of the Grantee’s employment by Lilly or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Grantee irrevocably releases Lilly and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this grant of Shareholder Value Awards, the Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim;

k.	in the event of termination of the Grantee’s employment (whether or not in breach of local labor laws), the Grantee’s right to receive Performance Shares upon expiration of the Award Period will terminate effective as of the date that the Grantee is no longer actively employed (unless one of the adjustments in Section 8 applies) and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of employment (whether or not in breach of local labor laws), the Grantee’s right to receive Performance Shares pursuant to the Shareholder Value Awards after termination of employment, if any, will be measured by the date of termination of the Grantee’s active employment and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when the Grantee is no longer actively employed for purposes of the Shareholder Value Awards;

l.	Lilly is not providing any tax, legal or financial advice, nor is Lilly making any recommendations regarding the Grantee’s participation in the 2002 Plan, or the Grantee’s acquisition or sale of the underlying Performance Shares; and

m.	the Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Grantee’s participation in the 2002 Plan before taking any action related to the 2002 Plan.
  Section 19. Data Privacy Notice and Consent
The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Shareholder Value Award by and among, as applicable, the Employer, Lilly, its subsidiaries and its affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the 2002 Plan.
The Grantee understands that Lilly may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Lilly, details of all Shareholder Value Awards or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the 2002 Plan (“Data”). The

Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the 2002 Plan, that these recipients may be located in the Grantee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the 2002 Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom any shares received upon expiration of the Award Period may be deposited. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the 2002 Plan. The Grantee understands that the Grantee may, at any time, request an equity award transaction statement, request any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands that refusal or withdrawal of consent may affect the Grantee’s ability to participate in the 2002 Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.
  Section 20. Effective Date
     The effective date of this instrument shall be the date of grant.
  Section 21. Governing Law
The validity and construction of this Shareholder Value Award shall be governed by the laws of the State of Indiana, U.S.A. without regard laws that might cause other law to govern under applicable principles of conflicts of law. For purposes of litigating any dispute that arises under this Shareholder Value Award, the parties hereby submit to and consent to the jurisdiction of the State of Indiana, and agree that such litigation shall be conducted in the courts of Marion County, Indiana, or the federal courts for the United States for the Southern District of Indiana, and no other courts, where this Shareholder Value Award grant is made and/or to be performed.
  Section 22. Language
If The Grantee has received this instrument or any other document related to the 2002 Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.
IN WITNESS WHEREOF, Lilly has caused this Performance Award to be executed and granted in Indianapolis, Indiana, by its proper officer.

ELI LILLY AND COMPANY

By
Sidney Taurel
Chairman of the Board and
Chief Executive Officer